Exhibit 10.36.2

May 19, 2005

Peter A. Lankau
100 Endo Boulevard
Chadds Ford, PA 19317

Dear Peter:

     Reference is hereby made to that certain amended and restated employment agreement, dated as of September 1, 2002 (as amended, the “Employment Agreement”), between you and Endo Pharmaceuticals Holdings Inc. (the “Employer”). Terms used but not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.

     In recognition of your becoming the Employer’s President and Chief Executive Officer effective May 20, 2005, Section 3.1(a) of the Employment Agreement shall hereby be amended to change the definition of Salary to $500,000, effective May 20, 2005. In addition, Section 3.2 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“For each Fiscal Year or part thereof during the Employment Period the Employee shall be paid in cash as additional compensation (the “Incentive Compensation”) for the services to be rendered by the Employee pursuant to this Agreement, an amount equal to fifty percent (50%) of the Salary for such Fiscal Year (or such lesser (including zero) or greater (not to exceed two hundred) percent of the Salary for such Fiscal Year as is recommended in good faith to the Board of Directors by the Chief Financial Officer of the Employer and approved by the Board of Directors) if the Employer meets the performance targets set by the Board of Directors (the “Performance Targets”) for such Fiscal Year. Incentive Compensation for each Fiscal Year or part thereof shall be paid as soon as practicable following receipt by the Employer of its audited financial statements for the Fiscal Year for which the Incentive Compensation is being paid, unless the Employee shall elect to defer the receipt of such Incentive Compensation. The Employee shall be permitted to submit a proposal for

Peter A. Lankau
May 19, 2005
Page Two

additional incentive compensation with respect to the period commencing on the date hereof and ending at the end of the Employer’s current Fiscal Year, and the Employer shall consider such proposal in good faith.”

     Additionally, the first sentence of Section 2.3 shall be deleted in its entirety and replaced with the following: “The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors, and will initially serve as President and Chief Executive Officer of the Employer and the Employee shall have the status, authority, duties and responsibilities typically recognized as attributes of such position.”

     Finally, the second sentence of Section 5 shall be deleted in its entirety and replaced with the following: “Vacation must be taken by the Employee at such time or times as approved by the Chairman of the Board.”

     All other terms and conditions of the Employment Agreement shall remain in full force and effect. If you are in agreement with this letter agreement, which shall be effective as of May 20, 2005, please execute below.

Sincerely,

/s/ CAROL A. AMMON

Carol A. Ammon
Chairman

ACCEPTED AND AGREED THIS 19th DAY OF MAY 2005:

/s/ PETER A. LANKAU

Peter A. Lankau